TAUBMAN CENTERS INC. CHANGE OF CONTROL SEVERANCE PROGRAM

                                  INTRODUCTION

         The Board of Directors of Taubman Centers, Inc. (together with its successors, "Taubman") recognizes that the possibility of a Change of Control and the uncertainty it creates, may result in the loss or distraction of employees of the Company to the detriment of Taubman and its shareholders.

         The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of Taubman and its shareholders. The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of Taubman and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.

         In addition, the Board believes that it is consistent with the Company's employment practices and policies and in the best interests of Taubman and its shareholders to treat fairly its employees whose employment terminates in connection with or following a Change of Control.

         Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change of Control.

         Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

        1. Establishment of Plan. As of the Effective Date, the Taubman Centers Inc. Change of Control Severance Program is hereby established, as set forth in this document.

        2. Definitions. As used herein the following words and phrases shall have the following respective meanings:

                 (a) Affiliated Company. Any company controlled by, controlling or under common control with Taubman.

                 (b) Associate. Any regular, full-time or part-time employee of Taubman or any Affiliated Company.

                 (c) Base Salary. The amount a Participant is entitled to receive as wages or salary on an annualized basis, excluding all bonus, overtime and incentive compensation, payable by the Company as consideration for the Participant's services.

                 (d)    Board.  The Board of Directors of Taubman.


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                 (e)    Bonus Amount. For Participants who are participants in
the Senior Short Term Incentive Plan, an amount equal to 130% of the higher of
(i) the Participant's target bonus for the year in which the Change of Control occurs and (ii) the highest target bonus established for the Participant for any subsequent year (if any). For Participants who are participants in the Specialty Retail Bonus Plan or the Leasing Bonus (WITY) Plan, an amount equal to the higher of (i) the average of the Participant's actual bonuses for the three years immediately preceding the Change of Control (or, if the Participant has not been employed by the Company for three years prior to the Change of Control, such lesser number of years during which the Participant was employed by the Company) or (ii) the highest actual bonus paid to the Participant for any subsequent year (if any).

                 (f) Cause. A termination for "Cause" shall have occurred where a Participant's employment is terminated because of (i) the willful and continued failure of the Participant to perform substantially the Participant's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or (iii) the Participant's conviction of, or plea of nolo contendere to, a felony.

                 (g) Change of Control. The first to occur of any of the following events:

                        (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than an Existing Shareholder (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either (A) the then-outstanding shares of common stock of Taubman (the "Outstanding Taubman Common Stock") or (B) the combined voting power of the then-outstanding voting securities of Taubman entitled to vote generally in the election of directors (the "Outstanding Taubman Voting Securities"); provided, however, that, for purposes of this Section 2(g), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Taubman, (ii) any acquisition by Taubman, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Taubman or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(g)(iii)(A), 2(g)(iii)(B) and 2(g)(iii)(C);

                        (ii) Any time at which individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Taubman's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;


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                        (iii)   Consummation of a reorganization, merger,
         statutory share exchange or consolidation or similar corporate transaction involving Taubman or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Taubman, or the acquisition of assets or stock of another entity by Taubman or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Taubman Common Stock and the Outstanding Taubman Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns Taubman or all or substantially all of Taubman's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Taubman Common Stock and the Outstanding Taubman Voting Securities, as the case may be,
         (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Taubman or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 33% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

                        (iv) Approval by the stockholders of Taubman of a complete liquidation or dissolution of Taubman.

                        (v) Termination, non-renewal, material amendment or material modification of the Master Services Agreement between the Taubman Realty Group Limited Partnership and The Taubman Company LLC dated as of November 30, 1992, as amended through the date hereof or the Corporate Services Agreement between the Taubman and The Taubman Company LLC dated as of November 30, 1992, as amended through the date hereof, other than any such termination, non-renewal, amendment or modification which has been previously approved by a majority of the Independent Directors (as defined in the Taubman's Restated Articles of Incorporation) serving on the Incumbent Board.

                (h) Code. The Internal Revenue Code of 1986, as amended from time to time.

                (i) Committee. Subject to Section 12, the Compensation Committee of the Board.

                (j)     Company.  Taubman and the Affiliated Companies.


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                (k)     Compensatory Award.  As defined in Section 4(d).

                (l)     Date of Termination.  As defined in Section 4(b).

                (m) Disability. A termination for "Disability" shall have occurred if a Participant's employment is terminated because of a disability entitling him or her to long-term disability benefits under the applicable long-term disability plan of the Company.

                (n)     Effective Date.  [May [  ], 2003].

                (o) Existing Shareholder. A. Alfred Taubman or any of his issue or any of his or their respective descendants, heirs, beneficiaries or donees or any trust, corporation, partnership, limited liability company or other entity if substantially all of the economic interests in such entity are held by or for the benefit of such persons.

                (p) Good Reason. With respect to any Participant, the occurrence of any of the following events after a Change of Control, without the Participant's prior written consent: (i) a reduction in the Participant's Base Salary below the Required Base Salary; (ii) a material and adverse change in the Participant's duties, reporting relationship and responsibilities in comparison to the duties, reporting relationship and responsibilities enjoyed by the Participant immediately prior to the Change of Control; (iii) a material reduction in the aggregate level of the incentive compensation and employee benefits offered to the Participant in comparison to the incentive compensation and benefits arrangements provided to the Participant immediately prior to the Change of Control; or (iv) a requirement that the Participant be based at a location more than 35 miles from the location where the Participant was based and performed services immediately prior to the Change of Control.

                (q) LTPC Plan. The Taubman Company Long-Term Performance Compensation Plan, as amended.

                (r) Monthly Pay. The quotient obtained by dividing (i) the sum of (A) the Participant's Required Base Salary and (B) the Participant's Bonus Amount by (ii) 12.

                (s) Outplacement Benefits. Company-provided outplacement benefits through the services of an independent outplacement consulting firm selected by the Company (i) for Participants who are Group Vice Presidents, during the 12-month period following the Date of Termination; (ii) for Participants who are Exempt and LTPC Plan-eligible Associates (other than Group Vice Presidents), during the 6-month period following the Date of Termination;
(iii) for Exempt and non-LTPC Plan-eligible Associates, during the 3-month period following the Date of Termination, and (iv) for Non-Exempt Associates, in the form of a 3-day seminar.

                (t) Participant. An Associate who meets the eligibility requirements of Section 3.

                (u) Plan. The Taubman Centers Inc. Change of Control Severance Program.


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                (v)     Qualifying Termination. A termination of a Participant's
employment within two years following a Change of Control, in the case of a Group Vice President, and, within one year following a Change of Control, in the case of any other Participant, (i) by the Company other than for Cause, death or Disability or (ii) by the Participant for Good Reason.

                (w)     Release.  As defined in Section 4(h).

                (x) Required Base Salary. With respect to any Participant, the higher of (i) the Participant's Base Salary as in effect immediately prior to the Change of Control and (ii) the Participant's highest Base Salary in effect at any time thereafter.

                (y)     Separation Benefit.  As defined in Section 4(b).

                (z) Separation Period. With respect to any Participant, the period beginning on the Participant's Date of Termination and continuing for a number of months equal to the Participant's Years of Service determined as of the Date of Termination; provided, that the maximum Separation Period shall be 24 months and the minimum Separation Period (i) for Participants who are Group Vice Presidents shall be 16 months, (ii) for Participants who are Exempt and LTPC Plan-eligible Associates (other than Group Vice Presidents) shall be 12 months, (iii) for Participants who are Exempt and non-LTPC Plan-eligible Associates shall be six months, and (iv) for Participants who are Non-Exempt Associates shall be three months.

                (aa)    WARN.  As defined in Section 4(b).


                (bb) Year of Service. A twelve-month continuous period of employment or a portion of such period, including periods of authorized vacation, authorized leave of absence and short-term disability leave, with the Company or its predecessors or successors rounded up to the nearest whole number.

        3. Eligibility. Each Associate (other than Robert Taubman and William Taubman) who is an Associate on the date of a Change of Control and is not party to a Change of Control Employment Agreement shall be a Participant in the Plan. The Committee may also designate any other Associate as a Participant. Notwithstanding the foregoing, the Committee may cause any Associate to cease to be a Participant at any time prior to the occurrence of a Change of Control, provided that such action is not taken in connection with or in anticipation of a Change of Control.

        4.        Separation Benefits.

                (a) Right to Separation Benefit. A Participant shall be entitled to receive from the Company a Separation Benefit in the amount provided in Section 4(b) if a Participant suffers a Qualifying Termination.

                (b) Separation Benefits. In the event that a Participant suffers a Qualifying Termination, the Company shall pay such Participant, within 15 days of the date such termination takes effect (the "Date of Termination") or, if later, on the date the Participant's Release ceases to be revocable, a lump sum in cash (the "Separation Benefit") equal to the Monthly Pay times the number of months in the Separation Period, reduced by (i) any amounts otherwise due to the Participant under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, as amended, or any similar state or local statute ("WARN"), (ii) the amount of base salary paid to the Participant by the Company after notice is given to a Participant pursuant to WARN and (iii) any other cash severance payments to which the Participant is legally entitled to receive from the Company.

                (c) Welfare Benefits; Outplacement; T-I REIT Share. A Participant entitled to a Separation Benefit will continue to be provided, during the Separation Period, with medical, dental and vision benefits, and executive long-term disability benefits (if the Participant was eligible for such executive long-term disability benefits immediately prior to the Change of Control or at any time thereafter), in each case, comparable in scope and cost to the Participant to the benefits that would have been provided if the Participant had continued to be an Associate, for the Separation Period; provided, that if the Participant becomes re-employed with another employer and is eligible to receive any such benefits from such employer, the benefits provided pursuant to this sentence shall terminate. In addition, a Participant entitled to a Separation Benefit (i) will be provided with the Outplacement Benefits and (ii) as of the Date of Termination, the Participant shall tender any T-I REIT share that was granted to such Participant by the Taubman Company Limited Partnership (the "Partnership") pursuant to a Bonus Award Agreement and the Partnership shall redeem the tendered T-I REIT share for $1000, together with any accrued but unpaid dividends thereon.

                (d) Compensatory/LTPC Plan Awards. Notwithstanding any provision in any plan or award agreement to the contrary, effective as of the Change of Control, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award held by the Participant that is outstanding as of the Change of Control shall immediately vest and become exercisable. In addition, effective as of the Change of Control, each compensation award (as defined in the LTPC Plan) granted under the LTPC Plan outstanding as of the Change of Control shall vest and become immediately payable in full (along with any Premium (as defined in the LTPC Plan) thereon, if the FFO Per Share Growth Rate (as defined in the LTPC Plan) for the three full calendar years preceding the date of the Change of Control equals or exceeds 10%).

                (e) Maximum Separation Benefit. Notwithstanding Section 4(b) above, the maximum amount payable under Sections 4(b) and (c) shall be the amount required in order for the Plan to comply with Section 2510.3-2(b)(1)(ii) of the Department of Labor Regulations.

                (f) Other Benefits Payable. Nothing in this Plan shall prevent or limit a Participant's continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company for which a Participant and/or Participant's dependents may qualify. Amounts that are vested benefits or that a Participant and/or a Participant's dependents are otherwise entitled to receive under any plan, program, arrangement, or policy of the Company shall be payable in accordance with such plan, program, arrangement or policy. The Separation Benefit provided pursuant to Section 4(b) above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

                (g)     Certain Reduction of Payments by the Company.


                        (i) For purposes of this Section 4(g): (i) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) "Separation Payment" shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section); (iii) "Present Value" shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (iv) "Reduced Amount" shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of Separation Payments without causing any Payment to be nondeductible because of Section 280G of the Code.

                        (ii) The Committee shall select, in its discretion, a nationally recognized accounting firm (the "Accounting Firm") to make the determinations contemplated by this Section 4(g). Anything in the Plan to the contrary notwithstanding, in the event that the Accounting Firm determines that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, the aggregate Separation Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount.

                        (iii) If the Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, Taubman shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his or her sole discretion, which and how much of the Separation Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount), and shall advise Taubman in writing of his or her election within 15 days of his or her receipt of notice. If no such election is made by the Participant within such 15-day period, Taubman may elect which of such Separation Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Separation Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Separation Payments as become due to the Participant under this Plan.

                        (iv) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of a Participant shall be repaid to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by a Participant to the Company if and to the extent such repayment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

                        (v) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 4(g) shall be borne by the Company.

                (h) Release and Waiver. Notwithstanding any other provision of this Plan, the right of a Participant to receive severance benefits hereunder shall be subject to the execution and non-revocation by the Participant of a release and waiver substantially in the form attached hereto as Exhibit A (a "Release").

        5. Full Settlement. Subject to Section 4(g), the Company's obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Associate under any of the provisions of this Plan. The Company shall pay as incurred (within 15 days following the Company's receipt of an invoice from a Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, that the Company shall not be obligated to reimburse a Participant for legal fees and expenses incurred in connection with a claim that is frivolous or maintained in bad faith and the Company shall be entitled to recoup any such fees and expenses which it has already paid on behalf of the Participant.

        6. Controlling Law. This Plan shall be construed and enforced according to the internal laws of the State of Michigan to the extent not preempted by Federal law, which shall otherwise control.

        7. Amendments; Termination. The Board reserves the right to amend, modify, suspend or terminate the Plan at any time; provided that no such amendment, modification, suspension or termination after the occurrence of a Change of Control that has the effect of reducing or diminishing the right of any Associate, shall be effective without the written consent of the Associate.

        8. Assignment. Taubman shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of Taubman to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to Taubman, all of the obligations of Taubman under this Plan. As used in this Plan, the term "Taubman" shall mean Taubman as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

        9. Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

        10. Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

        11. Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.

        12. Post-Change of Control Committee. This Plan shall be administered by the Committee, provided that in the event of an impending Change of Control, the Committee may appoint a person independent of the Company or persons operating under its control or on its behalf to be the Committee effective upon the occurrence of a Change of Control and such Committee shall not be removed following a Change of Control. The decision of the Committee upon all matters within the scope of its authority shall be conclusive and binding on all parties.

        13. Benefits Claims and Appeals. The Committee shall establish a claims and appeals procedure. The Committee shall have full discretionary authority to determine the amount and timing of any benefit to be paid under the Plan. Unless otherwise required by applicable law, such procedures will provide that the Participant has not less than sixty (60) days following receipt of any adverse benefit determination within which to appeal the determination in writing with the Committee, and that the Committee must respond in writing within sixty (60) days of receiving the appeal, specifically identifying those Plan provisions on which the benefit denial was based and indicating what, if any, information the Participant must supply in order to perfect a claim for benefits.

        14. Indemnification. To the extent permitted by law, the Company shall indemnify the Committee from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

        15. Joint and Several Liability. Taubman and each of the Affiliated Companies shall be jointly and severally liable for all obligations of the Company under the Plan.




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                                      -11-
                                    Exhibit A

                                    Release

                  (a) General Release. In consideration for the Separation Benefit and the other benefits provided to Employee under the Taubman Centers Inc. Change of Control Severance Program (the "Plan"), Employee, to the fullest extent permitted by law, hereby waives, releases, and discharges the Company, together with its current and former officers, directors, agents, employees, subsidiaries, affiliated entities, related entities, attorneys, any other representatives, and successors in interest (collectively referred to as the "Company"), jointly and severally, from any claims and any causes of action arising in the course of or out of or otherwise relating to Employee's employment with Company or the termination of Employee's employment with Company under any state and federal statutes, including the Age Discrimination in Employment Act, 29 USC Sec. 621 et seq., and under the common law. Employee and the Company intend that, to the fullest extent permitted by law, these waivers, releases, and discharges will be a general release, will extinguish any claims and any causes of action, will preclude any lawsuit or any other legal claim by Employee against the Company about anything that occurred before the date of this Agreement. This Agreement includes a release of Employee's right to file a lawsuit or to seek individual remedies or damages in any EEOC-filed court action, and this release will apply to any charge of discrimination about any events that occurred up to the date of the signing of this Agreement. The only claims and causes of action that Employee is not waiving, releasing, and discharging are for the Separation Benefit and the other benefits to which Employee is entitled under the Plan, any vested benefits to which Employee may be entitled under the Company's plans listed in Exhibit A hereto, and any claims and causes of action that, as a matter of law, cannot be waived, released, and discharged.

                  (b) Advice of Counsel. The Company has advised Employee to consult with an attorney of Employee's choice before signing this Agreement.

                  (c) Sufficient Time to Review Agreement. Employee has had a sufficient amount of time totaling at least twenty-one (21) days to consider the terms of this Agreement, to discuss all aspects of this Agreement with Employee's attorney, if Employee chose to do that and to decide whether to accept it. No change to this Agreement, whether material or immaterial, will initiate a new twenty-one (21) day period.

                  (d) Early Submission of Agreement. Employee may voluntarily and knowingly sign, but is not required to sign, this Agreement before the end of the twenty-one (21) day period. The Company has made no promises, inducements, representations, or threats to cause Employee to sign this Agreement before the end of the twenty-one (21) day period. If Employee voluntarily and knowingly signs this Agreement before the end of the twenty-one
(21) day period, the mandatory seven (7) day revocation period set forth below will start on the day after the day on which Employee signs this Agreement.

                  (e) Knowing and Voluntary Acceptance. Employee has carefully read this Agreement, understands it, and is entering it knowingly and voluntarily, which means no one is forcing or pressuring Employee to sign it.

                  (f) No Reliance on Any Other Representation. In signing this Agreement, Employee has not relied upon any the Company representation or statement, either oral or written, about the subject matter of this Agreement that is not set forth in this Agreement.

                  (g) Right to Revoke. Employee is entitled to revoke this Agreement within seven (7) days after the date on which Employee signs it. The seven (7) days will start on the day after the day on which Employee signs this Agreement. The Agreement will not become effective or enforceable unless and until this revocation period has expired without any revocation having occurred. The Company will not pay Employee the Severance Benefit or provide any other benefits under the Plan unless and until this revocation period has expired without any revocation having occurred. If Employee revokes this Agreement during the seven (7) day revocation period, the Agreement will not be effective or enforceable, and Employee will not receive the Severance Benefit or any of the other benefits under the Plan.

                  (h) Revocation Procedure. To be effective, any revocation must be in writing, addressed to the Company, and either postmarked within the seven
(7) day revocation period or hand-delivered to the Company within the seven (7) day revocation period. If revocation is made by mail, mailing by certified mail return receipt requested is recommended to show proof of mailing. Such revocation should be sent to the following address Director of Associate Relations, Human Resources Department, Taubman Centers, Inc., 200 E Long Lake Road, Bloomfield Hills, MI 48303.

                  (i) Effect of Failure to Revoke. Employee understands that by signing this Agreement and by not revoking the Agreement during the seven (7) day revocation period, Employee agrees to be bound by this Agreement.